Exhibit 99.1

For More Information Contact:

Chris Sternberg
Vice President, Office of the Chairman
502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S HIRES NIGEL TRAVIS AS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Former President and Chief Operating Officer of

Blockbuster Inc. tapped to lead world’s third largest  pizza company

Louisville, Kentucky (January 31, 2005) — Papa John’s International, Inc. (Nasdaq: PZZA) today announced that Nigel Travis, former President and COO of Blockbuster Inc. (NYSE: BBI), is joining Papa John’s as President and Chief Executive Officer and a member of the Board of Directors.  Travis will begin his duties with Papa John’s on a full-time basis beginning April 1, 2005, and will report to the Board and its Chairman and company founder, John Schnatter.

“We are pleased to welcome Nigel to Papa John’s,” said Schnatter.  “He is a world class leader with a demonstrated ability to grow a brand in a competitive environment.  Nigel is committed to profitable sales and restaurant growth, both of which are extremely important to our franchisees and restaurant operators throughout the system.  His experience in leading and innovating at Blockbuster will be extremely valuable in growing our brand both within the U.S. and internationally.”

“I’m really excited about joining Papa John’s and working with a talented management team and franchise family to continue to grow this wonderful brand worldwide,” said Travis.  “Papa John’s is the recognized quality leader in pizza and I believe the company’s best days are ahead.  I believe this position builds on my experience of growing international brands with extensive franchise communities.”

From 2001 to 2004, Travis served as President and Chief Operating Officer of Blockbuster Inc., responsible for worldwide store operations, product and merchandising, development, marketing and blockbuster.com.  From 1994 to 2001, Travis held various leadership positions at Blockbuster, including: Executive Vice President and President, Worldwide Stores Division (1999-2001); Executive Vice President and President, Worldwide

Retail Operations (1998-99); Executive Vice President and President, International Operations (1997-98); and Senior Vice President, Europe (1994-97).

During Travis’ tenure at Blockbuster, worldwide revenue grew from $3.9 billion in 1998 to $5.9 billion in 2003.  He facilitated several strategic initiatives which contributed to globally transitioning Blockbuster from a video rental store brand to the complete source for movies and games, instore and online.  Travis was also heavily involved in developing a worldwide system of 300 franchisees in 15 countries, with excellent franchisor-franchisee relations.

From 1985 to 1994, Travis served in various capacities for Grand Metropolitan PLC (London, England), including leadership positions at Burger King Corporation for five years.  From 1991 to 1994, Travis served as Managing Director, EMEA for Burger King, responsible for operations in Europe, the Middle East and Africa.  Travis is credited with stabilizing the inherited base of 330 restaurants, restoring profitability to this business unit and leading the expansion to 650 restaurants in 20 countries.  From 1989 to 1991, Travis was Senior Vice President, Human Resources for Burger King, leading all HR activities for the then 45,000 company employees worldwide.

Travis, a British national, is a graduate of Middlesex University in London.  He is currently the Lead Director for The Bombay Company, Inc. (NYSE: BBA).

About the Company:

Celebrating its 21st anniversary, Papa John’s remains focused on using superior-quality ingredients to make its customers a superior-quality pizza.  Papa John’s makes every traditional crust pizza with fresh dough (never frozen) prepared with clear-filtered water in the company’s regional quality control centers.  Papa John’s uses only fresh-packed tomato sauce (from the vine to the can in an average of six hours), cheese made with 100% mozzarella, 100% real beef and pork that contains no fillers, and other high-quality toppings.

Papa John’s is the recognized quality leader among national pizza chains:

•                  In the five most recent surveys (1999 through 2003), Papa John’s received the highest rating among all national pizza chains and all fast food restaurants in The American Customer Satisfaction Index survey conducted by The National Quality Research Center at the University of Michigan Business School.

•                  For two out of the last three years (2002 and 2004), Papa John’s has been ranked number one among national pizza delivery and take-out chains in the prestigious Restaurants and Institutions’ Consumers’ Choice in Chains Survey.

•                  Papa John’s has been recognized for local market Best Pizza wins in more than 50 markets across the country in the last several years, including in Los Angeles, Dallas, Washington D.C., Atlanta, Indianapolis, Orlando and Phoenix.

At December 26, 2004, there were 2,829 Papa John’s restaurants (569 company-owned and 2,260 franchised) operating in 49 states and 20 international markets.  Papa John’s also franchises 118 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.